Exhibit 11.1

PT Indonesian Satellite Corporation Tbk.

(incorporated in the Republic of Indonesia with limited liability)

(Code of Ethics*)

*)	Please note that this English Version of Code of Ethics is an unofficial translation of the Kode Etik written in Bahasa Indonesia which will be the official Code of Ethics of PT Indosat Tbk.

I.	INTRODUCTION

This Code of Ethics summarizes long-standing principles of conduct that our company, PT Indonesian Satellite Corporation Tbk. (“PT Indosat Tbk”), follows to ensure our business is conducted with integrity and in compliance with the law and legislation. Considering that our company is incorporated in the Republic of Indonesia with our shares listed on the Jakarta Stock Exchange and the Surabaya Stock Exchange and our ADS’s listed on the New York Stock Exchange, and considering that most of our operations are conducted in the Republic of Indonesia, we are subject to laws and ethical rules of all these jurisdictions. We expect our Board of Directors and Senior Vice Presidents (including other senior executives with similar titles) (collectively, the “Senior Officers”) to know and follow the policies outlined in this Code of Ethics. Any Senior Officer who violates the letter or spirit of these policies is subject to disciplinary action, up to and including termination.

Every Senior Officer has the responsibility to obey the law and legislation and act honestly and ethically. To that end, this Code of Ethics is a guide intended to sensitize each Senior Officer to significant legal and ethical issues that arise frequently and to the mechanisms available to report illegal or unethical conduct. It is not, however, a comprehensive document that addresses every legal or ethical issue that a Senior Officer may confront, nor is it a summary of all laws and policies that apply to our business. This Code of Ethics is supplemental to other policies, manuals and internal regulations of our company applicable to all our employees, officers, and Directors. Ultimately, no code of ethics can replace the thoughtful behavior of an ethical officer.

If any Senior Officer has any questions about this Code of Ethics or is concerned about conduct s/he believes violates this Code of Ethics, other policies of our company or any applicable law, rule or regulation, the Senior Officer should consult with our Senior Vice President, Legal, at (62-21) 3869 630 or through dle@indosat.com, and/or a member of our Audit Committee. No one at PT Indosat Tbk has the authority to make exceptions to these policies, other than our Board of Directors or a committee formed by the Board of Commissioners.

II.	COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The Senior Officers must comply fully with all applicable Indonesian and U.S. laws, rules and regulations that govern our business conduct, including, without limitation, securities laws, Jakarta Stock Exchange rules, Surabaya Stock Exchange rules, New York Stock Exchange rules, environmental laws, insider trading and other market misconduct laws and the U.S. Foreign Corrupt Practices Act.

III.	PROHIBITION AGAINST INSIDER TRADING/INSIDER DEALING

Senior Officers who have access to, or knowledge of, material nonpublic information from or about PT Indosat Tbk are prohibited from buying, selling or otherwise trading in our stock or other securities of our company. “Material nonpublicinformation” includes any information, positive or negative, that has not yet been made available or disclosed to the public and that might be of significance to an investor, as part of the total mix of information, in deciding whether to buy or sell stock or other securities of PT Indosat Tbk.

Such insiders also are prohibited from giving “tips” on material nonpublic information, that is, directly or indirectly disclosing such information to any other person, including family members, other relatives and friends, so that they may trade in our stock or other securities. Furthermore, if, during the course of service with PT Indosat Tbk, any Senior Officer acquires material nonpublic information about another company, such as one of our customers or suppliers or our affiliates, or you learn that PT Indosat Tbk is planning a major transaction with another company (such as an acquisition), the Senior Officer is restricted from trading in the securities of the other company.

In the United States, such “insider trading” is both unethical and illegal, with criminal penalties of up to US$5,000,000 (five million United States Dollar) and a jail term of up to 20 (twenty) years and civil penalties in the United States of up to 3 (three) times the illegal profit gained or loss avoided.

In the Republic of Indonesia, “insider trading”, within the meaning of Law No. 8 of 1995 regarding the Capital Market (the “Indonesian Capital Market Law”), is similar to the abovementioned definition of insider trading in the United States. “Insiders” are comprised of every employee, Commissioner, Director, and Controlling Shareholder of PT Indosat Tbk and other third parties, which due to their business relations have access to, or knowledge of, inside information about PT Indosat Tbk, or any party who within the last six months was one of the parties mentioned above. Such parties are prohibited from trading in our stock or other securities of our company, or any stock or other securities of other companies involved in transactions with us, such as suppliers, contractors, customers and creditors (collectively, “Restricted Securities”). “Inside information” under the Indonesian Capital Market Law means material information that has not been disclosed to the public, including any important and relevant facts concerning events, incidents or data that may affect the price of a security on an exchange or that may influence the decisions of investors, prospective investors or others that have an interest in such information. Indonesian Capital Market Law prohibits an insider from influencing or providing inside information to third parties, which may lead to the trading in Restricted Securities. Any violation of insider trading prohibitions under the Indonesian Capital Market Law is subject to criminal penalties of up to Rp.15,000,000,000 (fifteen billion Rupiah) and up to of 10 (ten) years’ imprisonment.

The Indonesian Capital Market Law also provides that any further market manipulation will invoke the same criminal penalty provisions as those for insider trading. Such market manipulation includes fraud by any means, giving a false statement regarding material facts or failure to disclose such material facts. Anyone giving aid or assistance in the foregoing acts of fraud, false trading, stock market manipulation and giving misleading information, either deliberately or negligently, shall be subject to the same criminal penalties as those penalties for insider trading mentioned above.

IV.	CONFLICTS OF INTEREST

Business decisions must be made in the best interest of our company, not motivated by personal interest or gain. Therefore, as a matter of our company policy, all Senior Officers must avoid any actual or perceived conflict of interest.

A “conflict of interest” occurs when an individual’s personal interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of PT Indosat Tbk. A conflict of interest situation can arise when an employee takes actions or has interests (financial or other) that may make it difficult to perform his or her company work objectively and effectively. Conflicts of interest also may arise when an employee or a member of his or her family receives improper personal benefits as a result of his or her position in PT Indosat Tbk, regardless of whether such benefits are received from PT Indosat Tbk or a third party. Loans to, or guarantees of obligations of, employees and their family members are of special concern. U.S. federal law currently prohibits PT Indosat Tbk from making loans to Commissioners, Directors and executive officers.

It is difficult to identify exhaustively what constitutes a conflict of interest. For this reason, the Senior Officers must avoid any situation in which their independent business judgment might appear to be compromised. Questions about potential conflicts of interest situations, and disclosure of these situations as they arise, should be addressed and reported to our Senior Vice President, Legal, at (62-21) 3869 630 or through dle@indosat.com, and/or a member of our Audit Committee.

V.	CORPORATE OPPORTUNITIES

All Senior Officers are prohibited from: (a) taking for themselves personally opportunities that properly belong to our company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with PT Indosat Tbk. All Senior Officers owe a duty to our company to advance its legitimate interests when the opportunity to do so arises.

VI.	PROTECTION AND PROPER USE OF COMPANY ASSETS

All Senior Officers must protect our company’s assets and ensure their efficient use. Such assets include, without limitation, intellectual property such as our corporate name, logos, trademarks, patents, copyrights, confidential information, ideas, plans and strategies. Theft, carelessness and waste have a direct impact on our profitability. Any misuse or infringement of our company assets should be reported to our Senior Vice President, Legal, at (62-21) 3869 630 or through dle@indosat.com, and/or a member of our Audit Committee.

VII.	PUBLIC COMPANY REPORTING

As a result of our status as a public company in the Republic of Indonesia and the United States, we are required to file periodic and other reports with the U.S. Securities and Exchange Commission and with the Capital Market Supervisory Agency of Indonesia. PT Indosat Tbk takes its public disclosure responsibility seriously. To that end in respect of the various disclosure and reporting obligations to which our company is from time to time subject both in the United States and in the Republic of Indonesia:

A.	each Senior Officer must take all reasonable steps to ensure that these reports and other public communications furnish the marketplace with full, fair, accurate, timely and understandable disclosure regarding the financial and business condition of our company;

B.	each Senior Officer must promptly bring to the attention of the Audit Committee any material information of which such Senior Officer may become aware that affects the disclosures made by our company in its public filings or otherwise would assist the Audit Committee in fulfilling its responsibilities as specified in applicable securities laws and regulations; and

C.	each Senior Officer must promptly bring to the attention of our Senior Vice President, Legal, and the Audit Committee any information he or she may have concerning (i) significant deficiencies in the design or operation of internal controls that could adversely affect our company’s ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, involving management or other employees who have a significant role in our company’s financial reporting, disclosures or internal controls.

VIII.	REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

Each Senior Officer has a duty to adhere to this Code of Ethics. Each Senior Officer must also promptly bring to the attention of our Senior Vice President, Legal, and the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to PT Indosat Tbk and the operation of its business, by PT Indosat Tbk or any agent thereof, or of a violation of this Code of Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in our company’s financial reporting, disclosures or internal controls. Confidentiality will be maintained to the fullest extent possible.

A Senior Officer or anyone who makes a good-faith report will not be penalized for making a good-faith report of violations of this Code of Ethics or other illegal or unethical conduct. A Senior Officer who submits a false report of a violation, however, will be subject to disciplinary action. If you report a violation and in some way also are involved in the violation, the fact that you stepped forward will be considered.

If the result of an investigation indicates that corrective action is required, our Board of Directors will decide, or designate appropriate persons to decide, what actions to take, including, when appropriate, legal proceedings and disciplinary action up to and including termination, to rectify the problem and avoid the likelihood of its recurrence.

IX.	RELATIONSHIP TO COMPANY MANUAL

This Code of Ethics supplements the existing policies and procedures already in place as stated in other company manuals (including but not limited to PT Indosat’s standard operating procedures and A Collective Working Agreement exists in PT Indosat Tbk as required under Law No. 13 of 2003 on Labor and contains certain ethical requirements to which Indosat’s employees who are labor union members are required to adhere) and communicated to our employees, officers, and Directors. Certain policies referred to in this Code of Ethics are contained in their entirety in the other company manuals. The company manuals contain information that is proprietary and confidential.

This Code of Ethics are not intended to, and do not in any way constitute, an employment contract or an assurance of continued employment. PT Indosat Tbk does not create any contractual rights by issuing this Code of Ethics or any company manual.

X.	AMENDMENT, MODIFICATION AND WAIVER

This Code of Ethics may be amended, modified or waived by our Board of Directors. Any change to, or waiver (whether explicit or implicit) of, this Code of Ethics must be disclosed to our stockholders either by including a statement in our annual report on Form 20-F filed with the U.S. Securities and Exchange Commission or by publishing a statement on our website, www.indosat.com.

XI.	ACKNOWLEDGMENT

Each Senior Officer is accountable for knowing and abiding by the policies contained in this Code of Ethics. PT Indosat Tbk may require that the Senior Officers sign an acknowledgment confirming that they have received and read this Code of Ethics, understand them and are complying with them.

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